Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of this __ day of _______, 2018, is made by and between Insurance Income Strategies Ltd., a Bermuda corporation (the “Company”) and Thomas C. Heise (“Executive”). This Agreement shall govern the employment relationship between Executive and the Company during the Period of Employment (as defined in Section 2).

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement, as of the date hereof (the “Effective Date”), and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

(a)               The Company hereby engages and employs Executive for the Period of Employment on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

(b)              During the Period of Employment, Executive shall serve as Chief Executive Officer, and shall have the powers, authorities and duties customarily vested in such office in the Company’s industry.

(c)               During the Period of Employment, Executive shall (i) devote substantially all of his business time, energy and skill to the performance of his duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) remain employed with the Company on a full-time basis. Executive agrees to perform his duties and responsibilities within, and subject to, the work hours, attendance and general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives, and shall at all times carry out such policies, practices and restrictions.

(d)              Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement and the performance by Executive of his duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (ii) Executive has no information relating to any other person or entity which would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out his duties hereunder, or would give rise to a violation of such other agreement or arrangement; (iii) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity which would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out his duties hereunder, or would give rise to a violation of such other agreement or arrangement; and (iv) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

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2.            Period of Employment. The “Period of Employment” shall start on the Effective Date and continue until terminated in accordance with section 5. Notwithstanding anything to the contrary in the foregoing, Executive’s employment with the Company shall be “at will.”

3.	Compensation and Reimbursement of Expenses.

(a)               Compensation. Executive’s annual base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time. During the Period of Employment, Executive’s initial Base Salary shall be $150,000 U.S. Dollars per annum , less applicable deductions and withholdings. The parties acknowledge and agree that a portion of Executive’s Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in Section 6 of this Agreement.

(b)              Incentive Compensation. During the Period of Employment, Executive shall be eligible to receive an annual performance bonus relating to each complete fiscal year. The Annual Bonus (as defined below) shall be equal to:

1.	A per annum amount equal to 10% of the product of a) 1%, multiplied by b) Total Assets of the Company (as defined below) calculated and accrued at each calendar quarter-end based upon the Total Assets as of the most recently completed calendar quarter (“Management Bonus”) and payable to the Executive annually after the Company files its Annual Report on Form 10-K for each fiscal year ending December 31st; and

2.	A per annum amount equal to 10% of the product of a) 10%, multiplied by b) Net Profit (as defined below) of the Company, payable annually (“Profit Bonus”, and together with Management Bonus, the “Annual Bonus”). The payment of Profit Bonus to the Consultant shall be made annually no later than 30 days after IIS files its Annual Report on Form 10-K for each fiscal year ending December 31st. The Profit Bonus can only be a positive number, i.e. it is only payable in case of net profits and Consultant will not share any net losses. For the purposes of calculating the Profit Bonus, “Net Profit” means the net profit as reported in the consolidated U.S. GAAP financial statements of Insurance Income Strategies Ltd. adjusted to remove the effect of i) Profit Bonus in such net profit and ii) Profit Commission paid to 1347 Advisors LLC pursuant to the Services Agreement dated [ ], as defined therein.

As used in this Agreement, “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person and specifically includes any segregated account that is beneficially owned by the Company or its subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity. For the purposes of calculating the Management Bonus, “Total Assets” means total assets of Insurance Income Strategies Ltd. as of March 31, June 30, September 30 or December 31 (as applicable), as reported in the consolidated U.S. GAAP financial statements of Insurance Income Strategies Ltd.

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The Annual Bonus shall accrue for the benefit of the Executive and will only be paid upon approval of the Board of Directors of the Company (“Board”) and availability of adequate working capital, subject to the Executive’s continued employment with the Company through the applicable payment date.

4.	Employee Benefits.

(a)               Company Employee Benefit Plans. During the Period of Employment, Executive shall be eligible to participate in all standard employee benefit programs made available by the Company to the Company’s executive employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to amend any employee welfare or retirement benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof. Specifically, the Company shall provide Board approved medical insurance plan for the benefit of the Executive (the “Medical Insurance”).

(b)              Reimbursement of Living & Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties hereunder, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Company shall reimburse the Executive for living expenses, including a housing and car allowance, up to an aggregate maximum of US$2,500 per month (the “Living Expenses Allowance”).

(c)               Vacation and Other Leave. During the Period of Employment, Executive’s annual vacation & leave accrual shall be 20 business days, which vacation must be used in the year in which it is earned and which, to the extent permissible under applicable law, shall not carry over from year to year nor cashed out.

5.	Termination of Employment.

(a)               Termination by the Company; Termination Due to Death. Executive’s employment by the Company and the Period of Employment may be terminated by the Company (i) immediately upon notice to Executive for Cause (as defined in Section 5(e)), (ii) without Cause upon not less than thirty (30) days’ advance prior written notice to Executive or (iii) immediately upon notice to Executive due to Executive’s Disability (as defined in Section 5(e)). Executive’s employment by the Company, and the Period of Employment, shall automatically terminate upon Executive’s death.

(b)              Termination by Executive. After one-year anniversary of the Effective Date, Executive’s employment by the Company, and the Period of Employment, may be terminated by Executive for any reason with no less than one hundred and twenty (120) days’ advance written notice to the Company. Following Executive’s provision of such notice, the Company may at its option: (i) terminate Executive’s employment immediately or at any time during such notice period without further obligation to Executive; (ii) continue to actively employ Executive throughout such notice period, or any portion thereof, subject to continuation of Executive’s base compensation and employee benefits during that time; or (iii) place Executive on paid leave throughout such notice period, or any portion thereof, during which time Executive shall perform, from Executive’s home or the Company’s offices (as the Company may direct), such duties and responsibilities as the Company reasonably requests, subject to continuation of Executive’s base compensation and employee benefits during that time. The one hundred and twenty (120) day notice period shall be inclusive of and run concurrently with any mandatory notice periods provided for under any applicable law.

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(c)          Benefits upon Termination. If Executive’s employment is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(i)                 The Company shall pay Executive (or, in the event of his death, Executive’s estate) any Accrued Obligations (as defined in Section 5(e)) within the thirty (30) day period following the date Executive’s employment terminates (the “Separation Date”).

(ii)              If, during the Period of Employment, Executive’s employment with the Company ends as a result of termination by the Company without Cause pursuant to section 5(a)(ii), then in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the general release described in Section 5(d) (the “General Release”) and the other conditions and limitations herein, Executive shall be eligible to receive payments in an aggregate amount equal to (a) 12 months of Base Salary in effect immediately prior to the Separation Date, (b) 12 months of Living Expenses Allowance and Medical Insurance, and (c) an amount equal to the Annual Bonus paid to the Executive for the complete fiscal year immediately preceding the year of termination (together the “Severance Payment”). The Severance Payment shall be payable in substantially equal installments on the Company’s regular payroll payment dates over the 12 months immediately following the Separation Date. Notwithstanding the foregoing sentence, no Severance Payment installment shall be payable or paid until the expiration of the applicable revocation period for the General Release. Any amount that is not paid due to such restriction shall be paid (subject to the applicable conditions) on the first installment payment date after the expiration of the revocation period. If the Severance Payment is subject to Section 409A (as defined in Section 5(e)) and the timing of Executive’s execution and delivery of the General Release could affect the calendar year in which any amount of the Severance Payment is made because the Separation Date is within 30 days prior to the end of a calendar year, then no portion of the Severance Payment shall be made until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid (subject to the applicable conditions) on that date.

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(iii)            Notwithstanding Section 5(c)(ii) above, if Executive breaches his obligations under Section 6 at any time, without limiting any right or remedy otherwise available to the Company, Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Payment.

(d)	Release; Exclusive Remedy.

(i)                 As a condition precedent to any Company obligation to Executive pursuant to Section 5 and as a condition precedent to termination of employment pursuant to Section 5(b), Executive shall provide the Company with a valid, executed General Release in a form satisfactory to the Company, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. Executive must deliver the executed General Release to the Company by the Separation Date.

(ii)              Executive agrees that the payments and benefits contemplated by Section 5(c) shall constitute the exclusive and sole remedy for any termination of his employment and Executive shall not be entitled to any payments or benefits under any severance plan or policy maintained by the Company or its affiliates.

(e)	Certain Defined Terms. As used in this Agreement:

(i)                 “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid (not including any amount for accrued and unused vacation) on or before the Separation Date, and (B) any reimbursement due to Executive pursuant to Section 4(b) for reasonable business expenses incurred by Executive on or before the Separation Date.

(ii)              Termination for “Cause” means an involuntary termination of Executive by the Company if, in the reasonable determination of the Company Board or its designees, Executive: (A) is convicted of a felony or a crime involving moral turpitude; engages in fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company; or is convicted of any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material adverse consequence to the Company; (B) fails to perform any material aspect of his lawful duties or responsibilities for the Company (other than by reason of disability) or fails to comply with any lawful policy of the Company or reasonable directive of Company Board or their respective designees, and, in either case, if curable, fails to cure such failure within thirty (30) calendar days after receiving notice from the Company identifying such failure; (C) commits acts or omissions constituting gross negligence in the performance of any aspect of his lawful duties or responsibilities which has or may be expected to have an adverse effect on the Company; (D) breaches any fiduciary duty owed to the Company; (E) violates or breaches any Restrictive Covenant (as defined below) to the Company or any material term of the Agreement, and, if curable, fails to cure such violation or breach within thirty (30) calendar days after receiving notice from the Company identifying such violation or breach; or (F) commits any wrongful act or omission that damages or is reasonably likely to damage the financial condition or business of the Company or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company.

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(iii)            “Disability” means a physical or mental impairment which renders Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days, whether consecutive or not consecutive, in any consecutive twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(iv)             “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, rules and other guidance promulgated thereunder.

(f)	Section 409A.

(i)                 It is intended that any amounts payable under this Agreement shall be exempt from or comply with, and avoid the imputation of any tax, penalty or interest under, Section 409A to the fullest extent permissible under applicable law. This Agreement shall be construed and interpreted consistent with that intent. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)              If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, Executive shall not be entitled to receive any payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A and which would be payable upon Executive’s separation from service, including any payment or benefit pursuant to Section 5(c)(ii), until the earlier of (A) the date which is six (6) months after his separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of Executive’s death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 5(f)(ii) shall be paid (without interest) within thirty (30) days after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made within thirty (30) days after the date of Executive’s death).

(iii)            Any reimbursement payment or in-kind benefit due to Executive pursuant to Section 4(b), to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements and in-kind benefits pursuant to Section 4(b) are not subject to liquidation or exchange for another benefit.

(iv)             For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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6.	Restrictive Covenants.

(a)	Non-Disclosure and Non-Use of Confidential Information.

(i)                 Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any Person except for the Company and any subsidiary or affiliate thereof (individually, a “Company Group Member” and collectively, the “Company Group”), except (A) to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or (B) to the extent required to do so by a court of competent jurisdiction. Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(ii)              For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Executive during Executive’s employment with the Company concerning (A) the business or affairs of the Company Group (or any predecessor thereof) and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information.

(iii)            Notwithstanding the foregoing, any non-disclosure provision in this Agreement does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of US federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

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(b)	Intellectual Property Rights.

(i)                 Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Period of Employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the Period of Employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii)              For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual or anticipated business, operations, research and development or existing or future products or services of the Company Group and which is conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Period of Employment together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit B hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit B are not related in any way to the Company Group, except as stated therein. For the avoidance of doubt, if any invention (A) is developed by Executive entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information and (B) does not either (x) relate to the Company’s business (or actual or demonstrably anticipated research or development) at the time of conception or reduction to practice of the invention or (y) result from any work performed by Executive for the Company, such invention shall not be deemed to be Work Product for purposes of this Agreement and shall not be subject to the provisions hereof relating to Work Product.

(c)               Non-Competition. During the Period of Employment and for eighteen (18) months thereafter, Executive will not, directly or indirectly, through or in association with any third party, (i) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company Group or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company Group Member is selling or providing, other than ownership of one percent (1%) or less of the equity of a publicly-traded company.

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(d)	Non-Solicitation and Non-Interference.

(i)                 During the Period of Employment and for two (2) years following the termination thereof for any reason, Executive shall not, directly or indirectly through another Person, induce any employee of a Company Group Member to leave the employ of such Company Group Member.

(ii)              During the Period of Employment and, to the extent permitted by applicable law, for two (2) years following the termination thereof for any reason, Executive shall not, and shall cause his affiliates not to, directly or indirectly through another Person, induce any investor or other business relation of a Company Group Member to cease doing business with such Company Group Member, or in any way intentionally interfere with the relationship between any such investor or business relation, on the one hand, and the Company Group Member, on the other hand.

(e)               Non-Disparagement. Executive shall not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Company Group Member in a false or negative light; provided, however, that Executive shall not be required to make any untruthful statement or to violate any law.

7.	Acknowledgment and Enforcement of Covenants.

(a)               Acknowledgment. Executive acknowledges that he has become familiar, or will become familiar with the Company Group Members’ trade secrets and with other confidential and proprietary information concerning the Company Group Members and their respective predecessors, successors, customers and suppliers, and that his services are of special, unique and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, good will, stable workforce and customer relations.

(b)              Representations. Without limiting the generality of Executive’s agreement with the provisions of Section 7(a), Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company currently conducts or may conduct business internationally and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Executive.

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(c)               Enforcement. Executive agrees that a breach by Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company or another Company Group Member that would be difficult or impossible to measure, and that damages to the Company or the Company Group Member for any such injury may therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants if and when final judgment of a court of competent jurisdiction is so entered against Executive. Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following his termination of employment with the Company shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

(d)              Notice of New Employment. If, at any time during the Period of Employment or during the periods that the covenants in Sections 6(c) and 6(d) apply, Executive is offered employment or other remunerative association with any third party and wishes to accept same, Executive shall provide to the Company, promptly upon receipt of such offer, written notice of such offer, identifying such third party (including the location, by city, state and country, of the office in which Executive expects to work), specifying the position or title offered Executive, and describing Executive’s anticipated duties and responsibilities in that position, including without limitation with respect to any products, services, businesses and geographic markets. Executive agrees that the Company shall be permitted to contact such third party directly and to provide it with copies of this Agreement and any other agreements between Executive and the Company. Except as provided herein or as otherwise necessary to enforce its rights under this Agreement, the Company shall maintain the confidentiality of any information provided by Executive pursuant to this Section 7(d).

8.            Cooperation. During and after the Period of Employment, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company.

9.           Compensation Recovery Policy. All incentive compensation payable under this Agreement shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law or to comport with good corporate governances practices as determined by the Board or Board committee in its sole discretion, as such policy may be amended from time to time.

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10.             Protected Rights. Notwithstanding the foregoing, any non-disclosure provision in this Agreement does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of US federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

11.            DTSA. Notwithstanding anything in this Agreement to the contrary, Executive may, without informing or obtaining prior authorization from the Company: (i) disclose trade secrets in confidence to a federal, state or local government official, directly or indirectly, or to Executive’s attorney, solely for the purpose of reporting or investigating a suspected violation of law that directly pertains to the trade secrets; (ii) disclose trade secrets in a complaint or other document filed in a judicial or administrative proceeding that directly pertains to the trade secrets, if such filing is made under seal; and (iii) disclose trade secrets to Executive’s attorney and use the trade secrets in a judicial or administrative proceeding brought by Executive against the Company alleging retaliation for Executive having reported a violation of law, provided that Executive files any document containing the trade secrets under seal and does not otherwise disclose the trade secrets, except as required by court order.

12.           Governing Law. This Agreement will be governed by and construed in accordance with the laws of Bermuda without giving effect to any choice of law provisions or principles thereof and irrespective of Executive’s work location.

13.           Waiver of Jury Trial. To the extent permitted by law, each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14.           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15.           Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior agreements, whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Agreement may not be amended, modified or changed except by written agreement executed by both of the parties hereto.

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16.           Waiver. No waiver of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

17.           Successors and Assigns. No right, obligation or duty of this Agreement may be assigned by either party without the prior written consent of the other party, except that the Company shall be permitted to assign the Agreement without Executive’s consent (a) to any affiliates of the Company or (b) in connection with the disposition of assets or the sale of the Company.

18.           Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier or email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier or email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Larry G. Swets Jr.

Chairman of the Board of Directors

150 Pierce Road, 6th Floor

Itasca, Illinois, 60143, USA

Email: lswets@kfscap.com

If to Executive, to the address most recently on file in the payroll records of the Company.

19.           Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. Electronic copies and photocopies shall be treated as originals.

[signature page follows]

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

“COMPANY”

Insurance Income Strategies Ltd.

By:
Name:	Hassan R. Baqar
Title:	Interim Chief Financial Officer

“EXECUTIVE”

Thomas C. Heise

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EXHIBIT A

EXCLUDED WORK PRODUCT

X	I have no inventions.

The following is a complete list of all Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive:		Date:
Thomas C. Heise

A-1